AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000
                                        REGISTRATION NO. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                              EQUITY INVESTOR FUND
                          DEFINED TECHNOLOGY PORTFOLIO
                                 2000 SERIES C
                               DEFINED ASSET FUNDS

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED
                               DEFINED ASSET FUNDS
                                  P.O. BOX 9051
                           PRINCETON, N.J. 08543-9051

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

                              TERESA KONCICK, ESQ.
                                  P.O BOX 9051
                           PRINCETON, N.J. 08543-9051

                                    COPIES TO
                          PIERRE DE SAINT PHALLE, ESQ.
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==============================================================================

                                   PART II

           ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding Arrangements of the Depositor are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series -- 573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of the Depositor is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series -- 573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of the Depositor are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series -- 573 Defined Asset Funds
     (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositor has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration
     Statement:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221

                                   ----------

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         The Bank of New York, Trustee                         13-4941102

                                  UNDERTAKING

The Sponsor undertakes that it will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

                        SERIES OF EQUITY INVESTOR FUND
       DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                    SEC
Series Number                                                   File Number
-------------                                                   -----------
Select S&P Industrial Portfolio--1998 Series H.................   33-64577
Select Series Institutional Holdings Portfolio Series B........  333-81879


                      CONTENTS OF REGISTRATION STATEMENT

THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

The facing sheet of Form S-6.
The Cross-Reference Sheet (incorporated by reference to the Cross-Reference
  Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
The Prospectus.
Additional Information not included in the Prospectus (Part II).


The following exhibits:

      1.1   -- Form of Trust Indenture (incorporated by reference to
               Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio 1997 Series A, 1933 Act File No. 33-05683.

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

     *5.1   -- Consent of independent accountants.

      9.1   -- Information Supplement (incorporated by reference to
               Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), 1933 Act File No. 333-70593).
---------
  * To be filed with Amendment to Registration Statement.

                                  SIGNATURES

     The registrant hereby identifies the series numbers of Equity Investor Fund listed on page R-1 for the purposes of the representations required by Rule 487 and represents the following:

1) That the portfolio securities deposited in the series as to which this registration statement is being filed do not differ materially in type or quality from those deposited in such previous series;

2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

3)   That it has complied with Rule 460 under the Securities Act of 1933.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 15TH DAY OF FEBRUARY, 2000.


            Signatures appear on page R-3.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
  DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of            filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith            the following 1933 Act
   Incorporated:                                    File Number: 333-70593


   GEORGE A. SCHIEREN
   JOHN L. STEFFENS



   By J. DAVID MEGLEN
      (As authorized signatory for
      Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)